EXHIBIT 99.1

ANNUAL UPDATE AND REPORT DATED APRIL 22, 2011

SPICY PICKLE FRANCHISING, INC. ANNUAL UPDATE AND REPORT

Denver, CO, April 22, 2011, Spicy Pickle Franchising, Inc.’s (OTCQB:SPKL) Chief Executive Officer Mark Laramie presented an update and annual report today regarding the company.  He commented: “We believe the company has reached a pivotal moment in its history.  We are now experiencing the culmination of a year’s planning and efforts for both our brands.  We invested considerable time and resources positioning us for the future, and are now shifting from the conceptual phase, to the launch phase.

“From May of 2010 to April of 2011, we invested over $1.2M in structuring our organization and positioning our brands in order to become leaders in the Fast Casual Restaurant category.  From a corporate viewpoint, our management team and staff are first rate, and our organizational structure is now highly cost efficient.  Our Board of Directors is strong and provides great oversight and guidance.  Our funding is secured and our financial position is steadily improving, largely due to the commitment and investment by some of our long term board members.

“In this first year, we conducted exhaustive research and development on both our Spicy Pickle® Sandwich Company SM (“SPSC”), and BG Urban CaféSM (“BGUC”), brands.  We conducted research with our guests, our franchisees, our staff, our board members, various culinary experts, our supply chain resources and our advertising agencies.  The result is both our brands have undergone extensive modernization and improvements in décor, menu development, product quality, operational consistency, supply chain efficiency, cost of entry capitalization expense, advertising and branding methods, and most importantly sales and profitability.

“Now in May of 2011, we are re-launching both brands, SPSC and BGUC.  We have converted all the BGUC to a new image, new menu and, new brand identity and plan to begin our BGUC advertising campaign in May.  We plan to kick it off with a Gala Celebration at our Pender location in downtown Vancouver on May 9th.

“For the Spicy Pickle® brand, our new image and store design, with warmer decor and the aforementioned improvements, kicks-off with the first Grand Opening in our River Oaks franchised location in Houston Texas, also on May 9th.  Additionally, we have four more new re--imaged SPSC franchised locations in various stages of construction, and all are scheduled to open in 2011.  We are now extracting a “reimage” package for our existing location’s remodeling needs, as they arise.

“Furthermore, we have embraced technology as a pillar of branding and advertising for the future.  We re-designed our websites for both brands, and in May we are launching on-line ordering and mobile marketing for our Spicy Pickle® brand.  We partnered with Mobile Fusion for our mobile advertising integration platform and Munchaway for our on-line ordering capabilities.  Both are leading edge providers in their fields.  Likewise, BGUC will institute these programs later this year.

“We are now prepared and have begun franchising both our concepts throughout North America and internationally.  Our new-design prototypes for traditional and non-traditional applications,

and our initial units, such as the B.G. Urban Café kiosk in Vancouver International Airport, are performing well.  There is considerable interest and opportunity in multi-unit franchising for both brands, in Canada and the U.S., as well as internationally.

“Before we began our aggressive growth efforts, we wanted to ensure that we had the brands well positioned, the concepts cost effectively modeled, and the staff adequately committed in order to reach our goals. This has been accomplished and we are now in the process of conducting many formative conversations with interested development candidates, in North America and beyond.  We look forward to these discussions reaching fruition quickly.

“We sincerely appreciate the support and commitment of all our stakeholders.  Our guests, franchisees, staff and investors have persevered during the recessionary downturn, and the effect on our company and the industry has been monumental.  We hope and trust that we will now see a meaningful return on our many efforts and investments in this past year and will all experience a brighter future together,” Laramie concluded.

ABOUT SPICY PICKLE® AND BG URBAN CAFÉ SM BRANDS:

Founded in 1999, Spicy Pickle Franchising, Inc. (OTCQB: SPKL) serves high quality meats and fine artisan breads baked fresh daily, along with a wide choice of eight cheeses, 22 toppings, and 14 proprietary spreads to create healthy, delicious panini and sub sandwiches with flavors from around the world.  As a leading "fast-casual" concept, Spicy Pickle® restaurants offer menu items that are far beyond traditional fast food without the price points of casual dining. The hallmark of a Spicy Pickle restaurant is great food and quality service in an enjoyable atmosphere. The company is headquartered in Denver, Colorado, with restaurants in 10 states. A Spicy Pickle Franchising subsidiary owns and operates, as franchisor, the BG Urban Café brand in British Columbia, Canada. BG Urban Café locations serve coffee, pastries, breakfast items, lunch, dinner and a wide variety of desserts.

Visit our website at www.spicypickle.com.

FORWARD-LOOKING STATEMENTS:

Certain statements in this press release, including statements regarding the number of restaurants we intend to open, are forward-looking statements. We use words such as “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified franchisees and employees; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; changes in the availability and costs of food; changes in consumer preferences, general economic conditions or consumer discretionary spending; the impact of federal, state or local government regulations relating to our franchisees and employees, and the sale of food or alcoholic beverages; the impact of litigation; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; and other risk factors described from time to time in our SEC reports.

Company Contact:

Clint Woodruff
Spicy Pickle Franchising, Inc.
clint.woodruff@spicypickle.com
(303) 297-1902